Exhibit 10.7
L.B. FOSTER COMPANY
EXECUTIVE RECOUPMENT POLICY
Effective January 1, 2021
I.Purpose of Policy; Administration
The purpose of this Executive Recoupment Policy (the “Policy”) of L.B. Foster Company (the “Company”) is to provide for the clawback by the Company and repayment by Company executive officers of certain cash and equity incentive compensation under the Executive Annual Incentive Compensation Plan and Long Term Incentive Plan Performance Share Unit Program of the Company (each, a “Plan”) in the event that the Company is required to prepare an accounting restatement applicable to any financial reporting period covering a Plan performance period due to the material noncompliance of the Company with any financial reporting requirement under the securities laws or other applicable ( a “Restatement”). This Policy shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”).
II.Clawback
In the event of a Restatement and if the Committee, in its discretion, so determines, each “Specified Participant” (as defined below) shall pay to the Company, in cash, (i) up to the fair market value of any and all shares, cash, or other compensation paid to or on behalf of such Specified Participant under the Plan and, without duplication (ii) an amount equal to the fair market value of any and all shares, cash, or other compensation paid to or on behalf of such Specified Participant in a Plan in excess of the amount of such compensation that would have been paid to the Participant for the fiscal year based on the restated financial results. Any such payment shall be made within the time periods prescribed by the Committee. The term “Specified Participant” means any Plan participant that the Committee has determined, in its sole discretion, has committed fraud, negligence, or intentional misconduct that was a significant contributing factor to the Company having to prepare an accounting restatement. A Specified Participant’s failure to make any such timely payment to the Company constitutes an independent and material breach of the terms and conditions of the Plan, for which the Company may seek recovery of the unpaid amount as liquidated damages, in addition to all other rights and remedies the Company may have against the participant. By participating in the Plan, each participant agrees that timely payment to the Company is (i) reasonable and necessary, (ii) is not a penalty, and (iii) does not preclude the Company from seeking all other remedies that may be available to the Company.
III.Recoupment Procedure
The Committee, in its discretion, shall determine whether the Company shall effect any such recovery (i) by seeking repayment from the Specified Participant, (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to the Specified Participant under any compensatory plan, program or arrangement maintained by the Company or any of its affiliates, (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company’s otherwise applicable compensation practices, or (iv) by any combination of the foregoing.
Each Plan participant acknowledges and agrees that a participant’s Performance Share Units shall be cancelled and forfeited without payment by the Company is such participant is determined to be a Specified Participant with respect to any financial reporting period covering a period within a Plan performance period. Notwithstanding the foregoing, the Company shall not make any additional payment in the event that the restated financial results would have resulted in a greater payment to any Participant.
IV.Mandatory Clawback Requirement
This Policy further provides that any Plan awards shall be subject to recovery under any law, governmental regulation, stock exchange listing requirement applicable to them, including any related deductions, recoupment and/or clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement as may be in effect from time to time, and which may operate to create additional rights for the Company with respect to the awards and recovery of amounts relating thereto (the “Clawback Requirement”).
V.Participant Cooperation
By accepting incentive awards granted under the Plan, Plan participants agree and acknowledge that they are obligated to cooperate with, and provide any and all assistance necessary to, the Company to recover or recoup any award or amounts paid under the Plan subject to clawback pursuant to such law, government regulation, stock exchange listing requirement, or this Policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to recover or recoup any award or amounts paid under the Plan from a participant’s accounts, or pending or future compensation or awards. In the event the awards granted pursuant to this document and the Plan become subject to such Clawback Requirement, then the awards shall be subject to such Clawback Requirement, and the provisions of this Policy Sections II and III shall no longer apply to such awards.

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